Exhibit 99.1
                                  ------------

January 17, 2007
FOR IMMEDIATE RELEASE
Contact:  J. Bruce Whittaker, Pres. & CEO
518.943.2600

GREENE COUNTY BANCORP, INC. ANNOUNCES INCREASED CASH DIVIDEND

Catskill, NY - Jan. 17, 2007. Greene County Bancorp, Inc. (NASDAQ-GCBC) today announced that its Board of Directors has approved a semi-annual cash dividend of $0.25 per share of the Company's common stock. This is an increase of 8.7 percent from the previous semi-annual dividend of $0.23 per share. It is the fourteenth consecutive semi-annual cash dividend since the Company's initial public offering in 1998.

The dividend will be paid to shareholders of record as of February 15, 2007, payable as of March 1, 2007.

The Company is the majority-owned subsidiary of Greene County Bancorp, MHC, a federal mutual holding company, which owns 55.6 percent of the Company's outstanding shares. Greene County Bancorp, MHC waived its right to receive dividends on its shares of the Company.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally-chartered thrift, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York. The Bank serves Greene and Columbia Counties, and southern Albany County, New York from seven full-service branch locations in Catskill, Cairo, Coxsackie, Greenville, Hudson, Tannersville and Westerlo. Additional branches at Catskill Commons, and the Fairview Plaza in the Town of Greenport, Columbia County, are expected to open within a few weeks. The Company was organized in 1998 in connection with the mutual holding company reorganization and stock offering of The Bank of Greene County.